EXHIBIT 99.1

                               FOR: Cognizant Technology Solutions Corporation 500 Glenpointe Centre West
                                     Teaneck, NJ  07666

                           CONTACT:  Gordon Coburn
                                     Chief Financial Officer
                                     201-678-2712

                                     Investors: Ian Bailey/Kirin Smith
                                     Press: Brian Maddox/Scot Hoffman
                                     Financial Dynamics
                                     212-850-5600
                                     shoffman@fd-us.com

       COGNIZANT TECHNOLOGY SOLUTIONS REPORTS RECORD FIRST QUARTER RESULTS
             *Revenue exceeds expectations reaching $119.7 million,
                    Increases 61% y-o-y and 11% sequentially
                        *Margins and pricing remain solid
                     *Diluted EPS of $0.28 tops expectations

Teaneck, NJ - April 20, 2004 - Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the first quarter ended March 31, 2004.

Highlights for the first quarter include:

     o Quarterly revenue increased to $119.7 million, up 11% sequentially and 61% from the year ago quarter

     o Operating margin of 19.8% compared to 19.8% sequentially and 19.5% in the year ago period

     o    Diluted quarterly EPS reached $0.28

Revenue for the first quarter increased to $119.7 million, up 11% from $108.2 million in the fourth quarter of 2003, and up 61% from $74.5 million in the first quarter of 2003. Net income for the first quarter increased to $19.8 million, or $0.28 per diluted share compared to $17.7 million, or $0.25 per diluted share in the fourth quarter of 2003. Operating margin for the quarter held steady at 19.8%, compared to 19.8% in the fourth quarter of 2003 and 19.5% in the first quarter of 2003.

"Cognizant continues to deliver strong operating and financial performance as demand for high value offshore services continues to grow, with particularly strong interest in core application development and management services," stated Lakshmi Narayanan, President and CEO of Cognizant. "We have maintained our position as the fastest-growing company among the major offshore IT Services firms through our strong focus and commitment to the superior execution of our onsite/offshore business strategy. Additionally, client satisfaction with our services remains strong as a result of the deep relationships we develop with our clients. Cognizant continues to solidify its position as a highly differentiated premium provider and demonstrates to clients the


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significant  value it can deliver.  We continue to see strong  growth across our key verticals, especially in financial services and insurance. We expect the momentum to continue and reiterate our expectation to grow the business faster than the industry's growth rate throughout 2004."

"Our first quarter results are clearly the result of solid execution and strong momentum, as well as the strong demand environment for offshore services," said Gordon Coburn, Chief Financial Officer. "We expect to continue benefiting from these favorable trends and we have significant revenue visibility due to our high-level recurring revenue and the long-term nature of our customer relationships. We continue to experience a stable pricing environment as well as strong growth from strategic clients that we have won during the last 2 years, as these clients further leverage the advantages of offshore. During the quarter we increased our global staff by over 1,200 people to approximately 10,500 to meet current and anticipated demand. In addition, our sales pipeline is at a record level. We are optimistic about the outlook for this year and believe we are well-positioned to deliver strong financial and operating results."

Conference Call

Cognizant will host a conference call on April 20th, at 9:00 a.m. (ET) to discuss the Company's quarterly results. To listen to the call please dial (800) 953-6584 domestic and (706) 645-0156 internationally. The call will also be broadcast live via the Internet at Cognizant's web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering "6694091" from two hours after the end of the call until 11:59 p.m. (ET) on April 27, 2004.

About Cognizant Technology Solutions

Cognizant Technology Solutions Corporation (Nasdaq: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant's more than 10,500 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and Ireland, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor and was recently ranked #1 in Forbes' Hot Shots 200 Up & Comers and ranked as the top information technology company in BusinessWeek's Hot Growth Companies. Further information about Cognizant can be found at http://www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                               -tables to follow-

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                     (In thousands, except per share data)



                                                            Three Months Ended
                                                                March 31,
                                                         -----------------------
                                                              2004        2003
                                                            -------      ------

Revenues                                                    $119,744   $71,941
Revenues - related party                                          --     2,575
                                                            --------   --------
Total revenues                                              $119,744    74,516

Cost of revenues                                              65,010    40,959
                                                            --------   --------
Gross profit                                                  54,734    33,557

Selling, general and administrative expenses                  27,182    16,411

Depreciation and amortization expense                          3,865     2,622
                                                            --------   --------
Income from operations                                        23,687    14,524
                                                            --------   --------

Other income/(expense):
----------------------
Interest income                                                  840       421

Other income/(expense), net                                      301      (197)

Split-off costs (non tax deductible)                              --    (2,010)
                                                            --------   --------
Total other income/(expense)                                   1,141    (1,786)
                                                            --------   --------

Income before provision for income taxes                      24,828    12,738

Provision for income taxes                                   (5,040)    (2,560)

                                                            --------   --------
Net income                                                  $ 19,788   $10,178
                                                            ========   ========

                                                            --------   --------
Basic earnings per share                                    $   0.31   $  0.17
                                                            ========   ========

                                                            --------   --------
Diluted earnings per share                                  $   0.28   $  0.15
                                                            ========   ========

Weighted average number of common                           --------   --------
   shares outstanding                                         64,440    61,319
                                                            ========   ========

Weighted average number of common                           --------   --------
   and dilutive shares outstanding                            70,826    65,993
                                                            ========   ========

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)
                                 (In thousands)


                                                         March 31,  December 31,
                                                        ----------  ------------
                                                            2004        2003
                                                          -------      ------
Assets

Current Assets

  Cash and cash equivalents                                 $161,985   $194,221

  Investments in short-term bank deposits                     36,874         --

  Trade accounts receivable, net of allowances of $1,087
  and $989, respectively                                      71,512     52,253

  Unbilled accounts receivable                                12,720      9,543

  Current tax asset                                           12,374     14,066

  Other current assets                                        11,576      8,414
                                                            --------   --------
    Total Current Assets                                     307,041    278,497

  Property and equipment - net                                57,813     58,438

  Goodwill                                                     5,647      4,477

  Other intangible assets - net                               15,696     16,436

  Other assets                                                 3,153      2,741
                                                            --------   --------
  Total Assets                                              $389,350   $360,589
                                                            ========   ========

  Liabilities and Stockholders' Equity

  Current Liabilities

  Accounts payable                                          $  8,468    $ 9,423

  Accrued and other current liabilities                       54,371     53,213
                                                            --------   --------
    Total Current Liabilities                                 62,839     62,636

  Deferred income taxes                                       22,298     23,883

                                                            --------   --------
  Total Liabilities                                           85,137     86,519
                                                            --------   --------
  Stockholders' Equity                                       304,213    274,070
                                                            --------   --------
  Total Liabilities and Stockholders' Equity               $ 389,350   $360,589
                                                            ========   ========